                                                                   Exhibit 10.45


                            SERIES C PREFERRED STOCK

                                       AND

                           WARRANT PURCHASE AGREEMENT

                                     BETWEEN

                                ROCHE FINANCE LTD

                                       AND

                              DECODE GENETICS, INC.

                          DATED AS OF FEBRUARY 1, 1998

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
1. AGREEMENT TO SELL AND PURCHASE ...................................          1
   1.1       Authorization of Shares ................................          1
   1.2       Sale and Purchase ......................................          2
   1.3       Option .................................................          2
   1.4       Purchase Price .........................................          3
   1.5       Conversion Prior to Occurrence of All Closings .........          3


2. CLOSING, DELIVERY AND PAYMENT ....................................          4
   2.1       Closing ................................................          4
   2.2       Delivery ...............................................          5

3. REPRESENTATIONS AND WARRANTIES OF COMPANY ........................          5
   3.1       Organization, Good Standing and Qualification ..........          5
   3.2       Capitalization; Voting Rights ..........................          6
   3.3       Authorization; Binding Obligations .....................          7
   3.4       Financial Statement ....................................          7
   3.5       Liabilities ............................................          8
   3.6       Agreements; Action .....................................          8
   3.7       Obligations to, of Related Parties .....................          9
   3.8       Changes ................................................         10
   3.9       Title to Properties and Assets; Liens ..................         11
   3.10      Patents and Trademarks .................................         12
   3.11      Compliance with Other Instruments ......................         13
   3.12      Litigation .............................................         13
   3.13      Employees ..............................................         14
   3.14      Proprietary Information
             and Inventions Agreement ...............................         14
   3.15      Compliance with Laws; Permits ..........................         14
   3.16      CERCLA Superfund Requirements ..........................         15
   3.17      Offering Valid .........................................         16
   3.18      Full Disclosure ........................................         16
   3.19      Real Property Holding Corporation ......................         16
   3.20      Insurance ..............................................         16
   3.21      Board of Directors .....................................         17
   3.22      Use of Proceeds ........................................         17
   3.23      Taxes ..................................................         17
   3.24      Investments in Other Persons ...........................         17
   3.25      ERISA ..................................................         17
   3.26      Issuance of Series B Preferred .........................         18
   3.27      Initial Public Offering ................................         18
   3.28      Future Issuance of Common Stock ........................         18

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER ......................         18
   4.1       Requisite Power and Authority ..........................         18
   4.2       Investment Representations .............................         19
   4.3       Transfer Restrictions ..................................         21

5. CONDITIONS TO CLOSING ............................................         21
   5.1       Conditions to Purchaser's
             Obligations at Closing .................................         21
   5.2       Conditions to Obligations of the Company ...............         23


6. MISCELLANEOUS ....................................................         23
   6.1       Governing Law ..........................................         23
   6.2       Survival ...............................................         24
   6.3       Successors and Assigns .................................         24
   6.4       Entire Agreement .......................................         24
   6.5       Severability ...........................................         24
   6.6       Amendment and Waiver ...................................         24
   6.7       Delays or Omissions ....................................         24
   6.8       Indemnification ........................................         25
   6.9       Notices ................................................         25
   6.10      Expenses ...............................................         26
   6.11      Headings ...............................................         26
   6.12      Counterparts ...........................................         26
   6.13      Broker's Fees ..........................................         26
   6.14      Pronouns ...............................................         26


                                    EXHIBITS

EXHIBIT A     Amended and Restated Certificate of Incorporation

EXHIBIT B     Exercise Form

EXHIBIT C     Form of Warrant

EXHIBIT D     Investor Rights Agreement

EXHIBIT E     Schedule of Exceptions

EXHIBIT F     Stockholder List

EXHIBIT G     Financial Statements

EXHIBIT H     Proprietary Information and Inventions Agreement

EXHIBIT I     Voting Agreement

EXHIBIT J     Form of Legal Opinion

                            SERIES C PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT

         THIS SERIES C PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement") is entered into as of February 1, 1998, by and among deCODE genetics, Inc., a Delaware corporation (the "Company"), having offices at Lynghalsi 1, IS-110 Reykjavik, Iceland, and Roche Finance Ltd, a Swiss company, and having offices at 124 Grenzacherstrasse CH-4070, Basel, Switzerland (the "Purchaser").

                             PRELIMINARY STATEMENTS

         A. The Company and the Purchaser are entering into that certain Research Collaboration and License Agreement (the "Research Agreement") of even date herewith, pursuant to which, inter alia, the Company has granted to the Purchaser certain license rights with respect to the technology identified therein.

         B. The Company has authorized the sale and issuance of an aggregate of up to 4,166,667 shares (the "Shares") of its Series C Preferred Stock, par value US$0.001 per share ("Series C Preferred Stock"), and the sale and issuance of warrants (the "Warrants") to purchase an aggregate of up to an additional 416,667 shares (the "Warrant Shares") of Series C Preferred Stock.

         C. The Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to purchase from the Company, the Shares and the Warrants on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing statements and the mutual covenants and agreements of the parties contained in this Agreement, the parties hereto agree as follows:

         1.       AGREEMENT TO SELL AND PURCHASE.

         1.1 Authorization of Shares. On or prior to each Closing (as defined herein), the Company shall have authorized: (i) the sale and issuance to Purchaser of the Shares and the Warrants; (ii) the sale and issuance of the Warrant Shares upon the exercise of the Warrants; and (iii) the issuance of such shares of common stock of the Company, par value US$0.001 per share (the "Common Stock"), to be issued upon conversion of the Shares and the Warrant Shares (the "Conversion Shares"). The Shares, the Warrant Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation attached as Exhibit A (the "Amended Certificate of Incorporation").

         1.2 Sale and Purchase. Subject to the terms and conditions of this Agreement, at each Closing the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company:

                  (a) Upon the later of: (i) the Effective Date (as such term is defined in the Research Agreement), or (ii) the business day immediately following the date on which the Purchaser receives a copy of the Amended Certificate of Incorporation filed as required under Section 5.1(d) and file stamped by the Delaware, USA Secretary of State, 2,500,000 Shares and Warrants to purchase 250,000 Warrant Shares, the exercise price of each Warrant Share to equal the purchase price paid for each such Share.

                  (b) Upon the first anniversary of the later of the events referred to in Section 1.2(a), 555,555 Shares and Warrants to purchase 55,555 Warrant Shares, the exercise price of each Warrant Share to equal the purchase price paid for each such Share.

                  (c) Upon the mapping of a Disease (as such term is defined in the Research Agreement) to a chromosomal location (as provided in Section 8.2(a)(i) of the Research Agreement), 555,556 Shares and Warrants to purchase 55,556 Warrant Shares, the exercise price of each Warrant Share to equal the purchase price paid for each such Share.

         The Company shall promptly provide the Purchaser with notice of the occurrence of the events set forth in Sections 1.2(b) and (c).

         1.3      Option.

                  (a) During the period commencing upon the Effective Date and terminating on the third anniversary of the Effective Date (the "Option Term"), the Purchaser shall have the right, but not the obligation (the "Option"), to purchase from the Company, and if the Option is exercised as provided in this
Section 1.3 the Company shall sell and issue to the Purchaser, up to 555,556 Shares.

                  (b) If during the Option Term the Purchaser is interested in exercising the Option, the Purchaser shall give the Company notice of such interest (a "Notice of Interest").

                  (c) In the event that the Purchaser gives the Company a timely Notice of Interest, promptly thereafter the Company shall disclose to the Purchaser then current information with respect to the subject matter set forth in Section 3. If following the receipt of such disclosure, the Purchaser wishes to exercise the Option, it shall execute and deliver to the Company, within sixty (60) days after receipt of all such disclosure from the Company, the exercise form (the "Exercise Form") attached as Exhibit B.

                  (d) In connection with the exercise of the Option during the Option Term, the Company will sell to the Purchaser Warrants to purchase the number of Warrant Shares that bears the same proportion to 55,556 as the number of Shares purchased pursuant to the Option bears to 555,556, the exercise price of each Warrant Share to equal the purchase price paid for each such Share.

         1.4      Purchase Price.

                  (a) The per share purchase price of the Shares to be purchased at the First Closing (as defined herein) shall be Two U.S. Dollars (US$2.00) per Share.



                  (b) The per share purchase price of the Shares to be purchased at the Second Closing (as defined herein) shall be Three U.S. Dollars (US$3.00) per Share.

                  (c) The per share purchase price of the Shares to be purchased at the Third Closing (as defined herein) shall be Three U.S. Dollars (US$3.00) per Share.

                  (d) The per share purchase price of the Shares to be purchased at the Fourth Closing (as defined herein), if any, shall be Four U.S. Dollars (US$4.00) per Share.

                  (e) The purchase price of the Warrants to be purchased at the First Closing, Second Closing, Third Closing and Fourth Closing shall be US$0.001 per underlying Warrant Share.

         1.5 Conversion Prior to Occurrence of All Closings. In the event that all of the outstanding Series C Preferred Stock is, at any time prior to the occurrence of all of the Closings, converted in accordance with the Amended Certificate of Incorporation into shares of Common Stock, then at each Closing thereafter: (i) the Company will issue, and the Purchaser will purchase, that number of shares of Common Stock into which the Shares purchasable at such Closing would have been converted upon such conversion if they had been outstanding at the time of such conversion; and (ii) the Company will issue, and the Purchaser will purchase, warrants to purchase that number of shares of Common Stock into which the Warrant Shares underlying the Warrants purchasable at such closing would have been converted upon such conversion if such Warrant Shares had been outstanding at the time of such conversion. For purposes of this Agreement, following any such conversion, except where context dictates otherwise: the term "Shares" shall mean the aggregate number of shares of Common Stock issuable pursuant to clause (i) above; the term "Warrants" shall mean the warrants to purchase Common Stock issuable pursuant to clause (ii) above; and the term "Warrants Shares" shall mean the aggregate number of shares of Common Stock issuable pursuant to the exercise of the warrants issuable pursuant to clause (ii) above.

2.       CLOSING, DELIVERY AND PAYMENT.

         2.1      Closing.

                  (a) The closing of the sale and purchase of the Shares under this Agreement in connection with the occurrence of the later of the events set forth in Section 1.2(a) (such closing, the "First Closing") shall take place at 5:00 p.m. on the date of such later event (the "First Closing Date").

                  (b) The closing of the sale and purchase of the Shares and Warrants under this Agreement in connection with the occurrence of the event set forth in Section 1.2(b) (such closing, the "Second Closing") shall take place at 5:00 p.m. on the tenth business day following the date on which the Purchaser receives notice of such event (the "Second Closing Date").

                  (c) The closing of the sale and purchase of the Shares and Warrants under this Agreement in connection with the occurrence of the event set forth in Section 1.2(c) (such closing, the "Third Closing") shall take place at 5:00 p.m. on the tenth business day immediately following the date on which the Purchaser receives notice of such event (the "Third Closing Date").

                  (d) The closing of the sale and purchase of the Shares and Warrants under this Agreement, if any, in connection with the Purchaser's exercise of the Option (such closing, the "Fourth Closing") (each of the First Closing, Second Closing, Third Closing and Fourth Closing, a "Closing" and collectively, the "Closings") shall take place at 5:00 p.m. on the tenth business day immediately following the date on which the Company receives the Exercise Form executed by the Purchaser (the "Fourth Closing Date") (the First Closing Date, Second Closing Date, Third Closing Date and Fourth Closing Date, each a "Closing Date" and collectively, the "Closing Dates").

                  (e) Each Closing shall take place at the offices of Smith, Stratton, Wise, Heher & Brennan, 600 College Road East, Princeton, New Jersey, USA, or at such other time or place the Company and Purchaser may mutually agree.

         2.2      Delivery.

                  (a) At each Closing, subject to the terms and conditions of this Agreement, the Company shall deliver to the Purchaser a certificate representing the shares of Series C Preferred Stock and a certificate, substantially in the form of Exhibit C, representing the Warrants that the Purchaser is purchasing, against payment of the purchase price therefor by check, wire transfer, cancellation of indebtedness, or such other form of payment as shall be mutually agreed upon by the Purchaser and the Company. In the event that payment by a Purchaser is made, in whole or in part, by cancellation of indebtedness, then such Purchaser shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

                  (b) At the first closing, the Company shall deliver to the Purchaser an Investor Rights Agreement, in the form attached as Exhibit D (the "Investor Rights Agreement"), executed by the Company and all of the other parties thereto other than the Purchaser, and the Purchaser shall deliver to the Company an Investor Rights Agreement, in the form attached as Exhibit D, executed by the Purchaser.

3.       REPRESENTATIONS AND WARRANTIES OF COMPANY.

         Except as set forth on the Schedule of Exceptions attached as Exhibit E, the Company hereby represents and warrants to each Purchaser as follows:

         3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Investor Rights Agreement, to issue and sell the Shares, the Warrants, the Warrant Shares and the Conversion Shares and to carry out the provisions of this Agreement, the Investor Rights Agreement and the Amended Certificate of Incorporation and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

         3.2 Capitalization; Voting Rights. The authorized capital stock of the Company, immediately prior to the First Closing, will consist of: (i) forty-five million (45,000,000) shares of Common Stock, (A) seven million two hundred five thousand (7,205,000) shares of which are issued and outstanding,
(B) one million nine hundred thousand (1,900,000) shares of which are reserved for issuance to employees, officers or directors of, or consultants or advisors to, the Company (including members of the Company's Scientific Advisory Board) or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company, of which shares one million one hundred seventy thousand (1,170,000) shares have been issued and are outstanding and are reflected as such in clause (i)(A) of this Section 3.2, (C) twelve million one hundred ninety thousand three hundred seventy-five (12,190,375) shares of which are reserved for issuance upon conversion into Common Stock of outstanding shares, or shares that the Company is obligated to issue pursuant to any rights or agreements outstanding as of the date hereof, of Series A Preferred Stock, par value US$0.001 per share (the "Series A Preferred Stock"), and (D) one million one hundred thirty-seven thousand eight hundred fourteen (1,137,814) shares of which are reserved for issuance upon conversion of Series A Preferred Stock issuable upon exercise of the outstanding warrants for Series A Preferred Stock (the "Series A Preferred Warrants"); and (ii) thirty million (30,000,000) shares of Preferred Stock, (A) thirteen million four hundred thousand (13,400,000) shares of which are designated Series A Preferred Stock, eleven million eight hundred ninety thousand three hundred seventy-five (11,890,375) shares of which are issued and outstanding, and one million one hundred thirty-seven thousand eight hundred fourteen (1,137,814) shares of which are reserved for issuance upon exercise of the Series A Preferred Warrants and three hundred thousand (300,000) shares of which are reserved for issuance pursuant to that certain Settlement Agreement by and between the Company and Beth Israel Deaconess Medical Center, Inc. dated as of December 31, 1997, (B) five million (5,000,000) shares of which are designated Series B Preferred Stock, par value US$0.001 per share (the "Series B Preferred Stock"), none of which is issued and outstanding, and (C) four million five hundred eighty-three thousand three hundred thirty-four (4,583,334) shares of which are designated Series C Preferred Stock, none of which is issued and outstanding. All issued and outstanding shares of the Company's Common Stock and Series A Preferred Stock (x) have been duly authorized and validly issued to the persons listed on Exhibit F, (y) are fully paid and nonassessable, and (z) were issued in compliance with all applicable United States federal and state laws concerning the issuance of securities. The rights, preferences privileges and restrictions of the Shares are as stated in the Amended Certificate of Incorporation. The Warrant Shares and the Conversion Shares have been duly and validly reserved for issuance. Other than as set forth on Exhibit F, and except as may be provided in the Amended Certificate of Incorporation or granted pursuant to the Investor Rights Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. When issued in compliance with the provisions of this Agreement, the Amended Certificate of Incorporation and the Warrants (if applicable), the Shares, Warrants, Warrant Shares and Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares, Warrants, Warrant Shares and Conversion Shares may be subject to restrictions on transfer under United States federal and/or state securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

         3.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Investor Rights Agreement, the performance of all obligations of the Company hereunder and thereunder at each Closing and the authorization, sale, issuance and delivery of the Shares and the Warrants pursuant to this Agreement, the Warrant Shares pursuant to the Warrants, and the Conversion Shares pursuant to the Amended Certificate of Incorporation has been taken or will be taken prior to the First Closing. The Agreement and the Investor Rights Agreement, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (ii) general principles of equity that restrict the availability of equitable remedies; and (iii) to the extent that the enforceability of the indemnification provisions in Section 2.10 of the Investor Rights Agreement may be limited by applicable United States federal or state laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares, and the sale of the Warrants and the issuance of the Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

         3.4      Financial Statement. The Company has delivered to the
Purchaser: (i) its audited balance sheet as at December 31, 1996, together with its audited statements of income and cash flows for the year then ended, and (ii) its unaudited balance sheet (the "Balance Sheet") as at September 30, 1997 (the "Balance Sheet Date"), together with statements of income and cash flows for the nine-month period then ended (all of the foregoing, collectively, the "Financial Statements"), copies of which is attached as Exhibit G. The Financial Statement, together with the notes thereto, if any, present fairly and accurately the financial condition and position of the Company as of the dates and for the periods to which they relate.

         3.5 Liabilities. The Company has no material liabilities, and is not aware of any material contingent liabilities not disclosed in the Balance Sheet, except current liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date which have not been, either in any individual case or in the aggregate, materially adverse.

         3.6 Agreements; Action. Except for agreements explicitly contemplated hereby:

                  (a) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                  (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from or entered into in the ordinary course of business), or
(ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

                  (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Balance Sheet) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

                  (d) For purposes of Sections 3.6(b) and (c), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities that the Company has reason to believe are affiliated with such person or entity) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Sections.

                  (e) The Company has not engaged in the past three (3) months, and as of the date of this Agreement is not engaged, in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations; (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of; or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

         3.7      Obligations to, of Related Parties.

                  (a) There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and (iii) for other standard employee benefits made generally available to all employees (including agreements outstanding under any stock option or stock purchase plan or other arrangement approved by the Board). None of the officers or directors of the Company has a business relationship (other than as a director, officer or employee) with the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship; provided, however, that direct or indirect ownership of less than a five percent (5%) interest in any entity shall not constitute an "ownership interest" for purposes of this Section 3.7. Except as may be disclosed in the Balance Sheet, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  (b) Each employee, officer or director of or consultant to the Company who has been issued shares of Common Stock is a signatory to, and is bound by, a Founder's Stock Purchase Agreement, with stock transfer restrictions and rights of first offer in favor of the Company in a form previously approved by the Board of Directors. Each Founder's Stock Purchase Agreement contains a vesting schedule previously approved by the Board of Directors. In addition, each employee, officer or director of or consultant to the Company who has been issued options, warrants or other rights to acquire shares of Common Stock pursuant to any stock purchase or stock option plans or other arrangements that are approved by the Board of Directors of the Company will, as a condition to the exercise of such options, warrants or rights, execute a stock purchase agreement or stock option agreement that contains stock transfer restrictions and rights of first offer in favor of the Company, and a vesting schedule, all in a form approved by the Board of Directors.

         3.8 Changes. Since the Balance Sheet Date, to the Company's knowledge there has not been:

                  (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Balance Sheet, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company.

                  (b) Any resignation or termination of any key officers of the Company; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer.

                  (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise.

                  (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company.

                  (e) Any waiver by the Company of any material debt owed to it.

                  (f) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business.

                  (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder.

                  (h) Any declaration or payment of any dividend or other distribution of the assets of the Company.

                  (i) Any labor organization activity.

                  (j) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business.

                  (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets.

                  (l) Any material change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company.

                  (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of the Company.

         3.9 Title to Properties and Assets; Liens. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the Balance Sheet, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become delinquent,
(ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and (iii) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Each lease of real or personal property to which the Company is a party is fully effective, affords the Company peaceful and undisturbed possession of the subject matter of the lease and is free of any liens, claims or encumbrances. To the knowledge of the Company (except with respect to its own obligations and enforceability against itself), each such lease constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto.

         3.10 Patents and Trademarks. To its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted (such rights as the Company owns or has a license to, collectively, the "Intellectual Property Rights"), without any known infringement of the rights of others. To the Company's knowledge, the Intellectual Property Rights are valid and enforceable. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis for any such claim. To the Company's knowledge, no person, corporation or other entity is infringing any of the Intellectual Property Rights. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as conducted or proposed to be conducted. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Company's business as proposed will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee of the Company is now obligated. The Company does not believe that it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company. The Company has no obligation to compensate others for use of any of the Intellectual Property Rights, nor has the Company granted any license or other right to use, in any manner, any of the Intellectual Property Rights, whether or not requiring the payment of royalties.

         3.11 Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation as in effect as of the date hereof, or its Bylaws or, to the knowledge of the Company, of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statue, rule or regulation applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company, and will not be in violation or default of any term of the Amended Certificate of Incorporation, when such Certificate is filed. The execution, delivery, and performance of and compliance with this Agreement and the Investor Rights Agreement, and the issuance and sale of the Shares and the Warrants pursuant hereto, the issuance of the Warrant Shares upon the exercise of the Warrants, and the issuance of the Conversion Shares pursuant to the Amended Certificate of Incorporation, will not, with or without the passage of time or the giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any permit license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

         3.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company that questions the validity of this Agreement, or the Investor Rights Agreement or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.13 Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge, the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.

         3.14 Proprietary Information and Inventions Agreement. Each current employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the form of Exhibit H attached.

         3.15 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained, and no registrations or declarations are required to be filed, in connection with the execution and delivery of this Agreement and the issuance of the Shares, the Warrant Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing(s), as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

         3.16     CERCLA Superfund Requirements.

                  (a) The Company has not caused or allowed, nor has the Company contacted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operations of its business or otherwise.

                  (b) The Company, the operations of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.

                  (c) The Company has not received any citation. directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the ownership or occupation of the Premises, or the conduct of its operations, nor is it aware of any basis therefor.

                  (d) The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises) and is in compliance with all such permits, licenses and approvals.

                  (e) The Company has not caused, or allowed a release, or a threat of a release of any Hazardous Substances, nor to the best of the Company's knowledge has the Premises or any property at or near the Premises ever been subject to a release, or a threat of a release, of any Hazardous Substance.

For purposes or this Section 3.16, the term "Environmental Laws" shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 1101 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.

For purposes of this Section 3.16, the term "Hazardous Substances" includes oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

         3.17 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4, the offer, sale and issuance of the Shares, the Warrants, the Warrant Shares and the Conversion Shares will be exempt from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), and are exempt from registration and qualification under the registration, permit or qualification requirements of all applicable securities laws of any state of the United States. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares or Warrants to any person or persons so as to bring the sale of such Shares or Warrants by the Company within the registration provisions of the Securities Act.

         3.18 Full Disclosure. This Agreement, the Exhibits hereto, the Investor Rights Agreement and all other documents delivered by the Company to the Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Notwithstanding the foregoing, any Business Plan (a "Business Plan") provided to the Purchaser was prepared by the management of the Company in a good faith effort to describe the Company's proposed business and products and the markets therefor. The assumptions applied in preparing any Business Plan appeared reasonable to management as of the date thereof; however, there is no assurance that these assumptions will prove to be valid or that the objectives set forth in the Business Plan will be achieved. To the Company's knowledge, there are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in this Agreement, the Exhibits hereto, the Investor Rights Agreement or in other documents delivered to the Purchaser or its attorneys or agents in connection herewith.

         3.19 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and any regulations promulgated thereunder.

         3.20 Insurance. The Company maintains fire and casualty insurance policies with coverage customary for companies similarly situated to the Company. The Company is not in default with respect to its obligations under any insurance policy maintained by it.

         3.21 Board of Directors. The authorized size of the Board of Directors of the Company is seven (7), and the Board consists of the individuals set forth on Exhibit E.

         3.22 Use of Proceeds. The proceeds from the sale of the Shares, the Warrants and the Warrant Shares shall be used by the Company for general corporate purposes, including research and development.

         3.23 Taxes. The Company has accurately prepared and filed within the time prescribed by law all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, payroll tax returns and other tax returns required to be filed by it, and has paid or made provision for the payment of all accrued and unpaid taxes and other charges to which the Company is subject and which are not currently due and payable. The Company has not elected to be treated as a Subchapter S corporation pursuant to Section 1362 of the Code or as a collapsible corporation pursuant to Section 341(f) of the Code. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The United States federal income tax returns of the Company have never been audited by the United States Internal Revenue Service (the "IRS"). Neither the IRS nor any other taxing authority is now asserting or is threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith, and the Company does not know of any such deficiency or any basis for any such deficiency or claim.

         3.24 Investments in Other Persons. The Company has not made any loan or advance to any person or entity which is outstanding on the date hereof, nor is it committed to make any such loan or advance. The Company has never owned or controlled, and does not currently own or control, directly or indirectly, any subsidiaries and has never owned or controlled, and does not currently own or control, any capital stock or other ownership interest, directly or indirectly, in any entity.

         3.25 ERISA. The Company has not made contributions to any pension, defined benefit or defined contribution plans of the Company, if any, for its employees that are subject to the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company is in compliance in all respects with all material provisions of ERISA to the extent the Company's pension, defined benefit or defined contribution plans, if any, are subject to ERISA.

         3.26 Issuance of Series B Preferred. The Company shall not issue and sell shares of its Series B Preferred Stock for consideration that, on a per-share basis, is less than the per-share purchase price last paid by the Purchaser in connection with the purchase of Shares hereunder.

         3.27 Initial Public Offering. In connection with an initial public offering of the Common Stock pursuant to a registration statement filed with the U.S. Securities and Exchange Commission under the Securities Act (an "IPO"), the Company shall use its best efforts to have allocated for purchase by the Purchaser that number of whole shares of Common Stock being registered in the IPO obtained by dividing US$2,000,000 by the IPO per share price, subject to the approval of the lead underwriter.

         3.28 Future Issuance of Common Stock. The Company shall reserve thirty million (30,000,000) of the authorized shares of Common Stock for issuance only upon conversion of shares of Preferred Stock in accordance with the Amended Certificate of Incorporation and shall issue such shares of Common Stock only upon such conversion, from time to time.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         The Purchaser hereby represents and warrants to the Company, as of the date of this Agreement, as follows (such representations and warranties not lessening or obviating the representations or warranties of the Company set forth in this Agreement):

         4.1 Requisite Power and Authority. All corporate action on the part of the Purchaser, its officers, directors and stockholders, necessary for the authorization of this Agreement and the Investor Rights Agreement, the performance of all obligations of the Purchaser hereunder and thereunder at each Closing and the purchase of the Shares and the Warrants pursuant to this Agreement, have been or will be effectively taken prior to the First Closing. Upon their execution and delivery, this Agreement and the Investor Rights Agreement will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and general principles of equity that restrict the availability of equitable remedies, and (ii) to the extent that the enforceability of the indemnification provisions of Section 2.10 of the Investor Rights Agreement may be limited by applicable laws.

         4.2 Investment Representations. The Purchaser understands that neither the Shares, the Warrants, the Warrant Shares nor the Conversion Shares have been registered under the Securities Act. The Purchaser also understands that the Shares and the Warrants are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Agreement. The Purchaser hereby represents and warrants as follows:

                  (a) The Purchaser is an entity organized and existing under the laws of Switzerland, is not a "U.S. person" (as such term is defined in Regulation S promulgated under the Securities Act ("Regulation S")), and was not formed by a "U.S. person" principally for the purpose of investing in securities not registered under the Securities Act.

                  (b) The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser must bear the economic risk of this investment indefinitely unless the Shares and Warrants (or the Conversion Shares or Warrant Shares, as the case may be) are registered pursuant to the Securities Act or an exemption from such registration is available. The Purchaser understands that the Company has no present intention of registering the Shares, the Warrants, the Warrant Shares, the Conversion Shares or any shares of its Common Stock. The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares, Warrants, Warrant Shares or the Conversion Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

                  (c) The Purchaser is acquiring the Shares, the Warrants and the Conversion Shares for the Purchaser's own account, for investment only, and not with a view toward their distribution. The Purchase is not acquiring the Shares, the Warrants or the Conversion Shares for the account or benefit of any U.S. person (as such term is defined in Regulation S).

                  (d) The Purchaser represents that by reason of its or of its management's business or financial experience, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Investor Rights Agreement.

                  (e) The Purchaser represents that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

                  (f) The Purchaser has received and read the Financial Statements and Business Plans and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. The Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment. The Purchaser has had an opportunity to obtain any additional information, to the extent that the Company possesses such information, or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information given to the Purchaser.

                  (g) The Purchaser acknowledges and agrees that the Shares and Warrants, and, if issued, the Warrants Shares and Conversion Shares, must be held indefinitely unless they are subsequently registered under the Securities Act, an exemption from such registration is available or as otherwise permitted by applicable United States federal or state law. The Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the United States Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (h) The Purchaser acknowledges and agrees that each certificate representing the Shares, Warrants, Warrant Shares and the Conversion Shares shall bear, in addition to the legend set forth in Section 2.1(b) of the Investor Rights Agreement, substantially the following legends (in addition to any legends required under applicable United States state securities laws):

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE
        OFFERED, SOLD OR TRANSFERRED IN THE UNITED STATES OR TO
        U.S.PERSONS UNTIL REGISTERED UNDER THE ACT OR UNLESS THE

        COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT
        REQUIRED.

        TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF
        REGULATION S PROMULGATED PURSUANT TO THE ACT.

         4.3      Transfer Restrictions.

                  (a) The Purchaser acknowledges and agrees that the Shares and the Warrants and, if issued, the Warrant Shares and the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement and in this Agreement.

                  (b) The Purchaser agrees to resell the Shares and Warrants and, if issued, the Warrant Shares and Conversion Shares, only in accordance with the provisions of Regulation S, or pursuant to registration under the Securities Act or to an exemption from such registration. Furthermore, the Purchaser acknowledges and agrees that the Company shall refuse to register any transfer of the Shares or Warrants or, if issued, the Warrant Shares or Conversion Shares, not made in accordance with the provisions of Regulation S.


5.       CONDITIONS TO CLOSING.

         5.1 Conditions to Purchaser's Obligations at Closing. The Purchaser's obligations to purchase Shares and, if applicable, Warrants at each Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions:

                  (a) The representations and warranties made by the Company in
Section 3 shall be true and correct in all material respects as of the date of such Closing with the same force and effect as if they had been made on and as of such date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to such Closing.

                  (b) On such Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares, and, if applicable, the issuance of the Warrants and the proposed issuance of the Warrant Shares, shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

                  (c) The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Investor Rights Agreement (except for such as may be properly obtained subsequent to such Closing).

                  (d) The Amended Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

                  (e) The Company shall have delivered to the Purchaser or its counsel copies of all corporate documents of the Company as the Purchaser shall reasonably request.

                  (f) The Conversion Shares shall have been duly authorized and reserved for issuance upon conversion of the Shares and the Warrant Shares, and the Warrant Shares shall have been duly authorized and reserved for issuance upon the exercise of the Warrants.

                  (g) The Company shall have delivered to the Purchaser a compliance certificate, executed by the President of the Company, dated the date of such Closing, to the effect that the conditions specified in Sections 5.1(a),
(c), (d) and (f) have been satisfied.

                  (h) The Company shall have delivered to the Purchaser a certificate, dated the date of such Closing, of the Secretary or Assistant Secretary of the Company certifying as to (i) the resolutions of the Board of Directors and stockholders authorizing the execution and delivery of this Agreement and the documents and instruments contemplated hereby, the issuance to the Purchaser of the Shares and the Warrants and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of such date; and (ii) the name and signature of the officers of the Company authorized to sign, as appropriate, this Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either the Company or any of its officers.

                  (i) The Company shall have delivered an Investor Rights Agreement in accordance with Section 2.2(b).

                  (j) The Company and the holders of at least seventy-five percent (75%) of the Common Stock outstanding as of the date of this Agreement shall have executed and delivered a Voting Agreement substantially in the form attached as Exhibit I.

                  (k) The Purchaser shall have received from legal counsel to the Company an opinion addressed to it, dated as of such Closing Date, in substantially the form attached as Exhibit J, which shall include an opinion as to the exemption of the transactions contemplated hereby from applicable United States state securities laws.

                  (l) All corporate and other proceedings in connection with the transactions contemplated hereby at each Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         5.29 Conditions to Obligations of the Company. The Company's obligations to issue and sell the Shares and Warrants at each Closing are subject to the satisfaction, on or prior to such Closing, of the following conditions:

                  (a) The representations and Warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

                  (b) The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before such Closing.

                  (c) The Amended Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

                  (d) The Purchaser shall have delivered an Investor Rights Agreement in accordance with Section 2.2(b).

                  (e) The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Investor Rights Agreement (except for such as may be properly obtained subsequent to such Closing).


6.       MISCELLANEOUS.

         6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, USA without regard to principles of conflicts of law.

         6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares, the Warrant Shares or the Conversion Shares from time to time.

         6.4 Entire Agreement. This Agreement, the Exhibits hereto, the Investor Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         6.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.6 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser. The obligations of one party may be waived only upon the written consent of the other party.

         6.7 Delays or Omissions It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Investor Rights Agreement or the Amended Certificate of Incorporation shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Investor Rights Agreement or the Amended Certificate of Incorporation or any waiver on such party's part of any provisions or conditions of the Agreement, the Investor Rights Agreement or the Amended Certificate of Incorporation must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Investor Rights Agreement, the Amended Certificate of Incorporation or otherwise afforded to any party, shall be cumulative and not in the alternative.

         6.8 Indemnification. The Company shall indemnify, defend and hold harmless the Purchaser and its directors, officers, employees, agents and affiliates, and the directors, officers, employees and agents of such affiliates, against any and all liabilities, losses, costs or damages, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses), arising from, relating to or connected with the untruth, inaccuracy or breach of any statement, representation, warranty or covenant of the Company contained in this Agreement, including, without limitation, all statements, representations, warranties or covenants concerning environmental matters.

         6.9 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the party for which such notice is intended, at the address set forth for such party below:

                  (a)      In the case of the Purchaser, to:

                     Roche Finance Ltd
                     124 Grenzacherstrasse CH-4070
                     Basel
                     SWITZERLAND
                     Attention: CFDV Building 21 Room 292
                     Facsimile No.:  41-61-688-4169

                     With a copy to:

                     Hoffmann-La Roche Inc.
                     340 Kingsland Street
                     Nutley, NJ  07110
                     Attention: General Counsel
                     Facsimile No.: (973) 235-3500

                  (b)      In the case of the Company, to:

                     deCODE genetics, Inc.
                     Lynghalsi 1
                     SI-110 Reykjavik
                     ICELAND
                     Attention: President
                     Facsimile No.:  354-570-1901

or to such other address for such party as it shall have specified by like notice to the other party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service, or the foreign equivalent thereto.

         6.10 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

         6.11 Headings. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.13 Broker's Fees. Each party hereby represents and warrants to the other party that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party further agrees to indemnify the other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

         6.14 Pronouns. All pronouns contained herein and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the person or thing referred to may require.

                                      * * *

         IN WITNESS WHEREOF, each of the parties hereto has caused to be executed by its duly authorized representative this Series C Preferred Stock and Warrant Purchase Agreement as of the date first set forth above.


                                               deCODE genetics, Inc.


                                               By:  /s/ Kari Stefansson
                                                    ----------------------------
                                                    Kari Stefansson
                                                    President


                                                ROCHE FINANCE LTD


                                               By:   /s/ Hans Wyss
                                                     ---------------------------

                                               Name: Mr. Hans Wyss
                                                     ---------------------------

                                               Title Director
                                                     ---------------------------



                                               By:   /s/ Bruno Maier
                                                     ---------------------------

                                               Name: Dr. Bruno Maier
                                                     ---------------------------

                                               Title Director
                                                     ---------------------------

                               (EXHIBITS OMITTED)